Exhibit 99.1

NEWS	Contact	Frontier Airlines, Inc.
	Joe Hodas	Frontier Center One
	Frontier Airlines	7001 Tower Road
	720-374-4504	Denver, CO 80249
	jhodas@flyfrontier.com	P 720.374.4200 F 720.374.4375
FOR IMMEDIATE RELEASE		frontierairlines.com

Frontier Receives Notice of Delisting

DENVER (April 15, 2008) – On April 11, 2008, Frontier received a Staff Determination Letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of the Company’s filing for protection under Chapter 11 of the U.S. Bankruptcy Code, Nasdaq has determined that the Company’s securities will be delisted from Nasdaq in accordance with the discretionary authority granted to Nasdaq under Marketplace Rules 4300, 4450(f) and IM-4300.

The Company does not intend to appeal this determination, and, as a result, trading of the Company’s common stock will be suspended at the opening of business on April 22, 2008, and a Form 25-NSE will be filed with the Securities Exchange Commission to remove the Company’s securities from listing and registration on Nasdaq.

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 6,000 aviation professionals. Frontier Airline’s mainline operation has 62 aircraft with one of the youngest Airbus fleets in North America. Frontier Airline’s mainline operations offers 24 channels of DIRECTV® service in every seatback along with a comfortable all coach configuration. In conjunction with its regional jet fleet, operated by Republic Airlines, and a fleet of ten Bombardier Q-400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes linking its Denver hub to 66 destinations, including 59 U.S. cities in 36 states spanning the nation from coast to coast; five cities in Mexico; one in Canada and one in Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.